Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Sherwin-Williams Company for the registration of debt securities and to the incorporation by reference therein of our reports dated February 20, 2025, with respect to the consolidated financial statements of The Sherwin-Williams Company and subsidiaries, and the effectiveness of internal control over financial reporting of The Sherwin-Williams Company and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2024 of The Sherwin-Williams Company included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

July 29, 2025